News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY Contact: Denise K. Foy

(908) 298-7616

SCHERING-PLOUGH LOWERS 2002 EARNINGS PROJECTION

DUE TO LOWER FOURTH QUARTER CLARITIN® PRESCRIPTION DEMAND

KENILWORTH, N.J., Jan. 9, 2003 - Schering-Plough Corporation (NYSE: SGP) announced today that full-year 2002 diluted earnings per share will be in the range of $1.40 to $1.42 and fourth quarter 2002 diluted earnings per share will be in the range of 27 cents to 29 cents. Previously, the company had estimated that 2002 diluted earnings per share would be approximately flat versus 2001 earnings per share of $1.58, before the provision taken in 2001 for the payment related to the terms of a consent decree reached with the U.S. Food and Drug Administration (FDA).

The lower projected earnings are primarily the result of a more-rapid-than-anticipated decline in U.S. prescriptions for CLARITIN® (loratadine), a nonsedating antihistamine, during the 2002 fourth quarter, stemming from the conversion of CLARITIN to over-the-counter (OTC) status in December. In 2003, U.S. demand for prescription CLARITIN is not expected to be a significant factor in the company's financial results.

As previously disclosed in various financial filings and press releases, the company has stated that the expected loss of CLARITIN prescription sales in the United States would likely have a "rapid, sharp and material adverse effect" on its results of operations beginning at the occurrence of such an event and extending for an indeterminate period of time thereafter. Also as previously disclosed, the company anticipated that following the conversion of CLARITIN to OTC status there would be a market transition period during which prescription activity would continue at the patient level. In making its previous earnings projection for 2002, the company had assumed that revenue from this transitional demand would be recognized in the normal course as product is shipped to the trade. However, in view of the more-rapid-than-anticipated decline in CLARITIN prescription demand, the company has determined that it is not possible to accurately project with reliable certainty the extent to which product shipped to the trade will translate to prescriptions filled. Given this uncertainty, the company has decided to fully reserve for any prescription CLARITIN trade inventory existing at year-end 2002. Future revenue recognition from sales of the prescription form of CLARITIN will be deferred until such time as the product is used to fill patient prescriptions. This is being done because reliable estimates of sales returns can no longer be made at the time of shipment. The effect of this action will be to reduce reported CLARITIN revenues in the 2002 fourth quarter.

The company has not revised its previous earnings projection for 2003, as most recently reported in an Oct. 24, 2002, press release, which forecast that 2003 diluted earnings per share would be in the range of $1.00 to $1.15.

The company is scheduled to announce its sales and earnings results for the fourth quarter and full-year 2002 on Thursday, Jan. 23, 2003.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's projected earnings for the full-year 2002 and the fourth quarter 2002, and the demand for CLARITIN prescription activity during the transition period to OTC status which is subject to substantial risks and uncertainties. The reader of this press release should understand that forward-looking statements may be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations. For a discussion of the risks and uncertainties that may impact the company's forward-looking statements, see the company's SEC filings, including the 2001 Form 10-K and the first, second and third quarter 2002 Form 10-Qs, and current reports on Form 8-K.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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